EXHIBIT 10.1

Contact:
David Zigdon
CFO
(972) 3-6455004
davidz@radcom.com

FOR IMMEDIATE RELEASE

RADCOM REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2005
- Continued Strong Momentum: Sales Reach $5.9M, 3rd Straight Quarter
With Above-40% YOY Growth -
-- 3rd Consecutive Profitable Quarter with $0.03 EPS -

TEL-AVIV, Israel—October 31, 2005-- RADCOM Ltd. (RADCOM) (NASDAQ: RDCM) today announced unaudited financial results for the third quarter and nine months ended September 30, 2005.

Financial Results

Revenues for the third quarter of 2005 were $5,908,000, an increase of 42% compared to $4,155,000 in the third quarter of 2004. Net income for the third quarter of 2005 was $492,000, or $0.03 per ordinary share (basic and diluted), compared to a net loss of $(184,000), or $(0.01) per ordinary share (basic and diluted), for the third quarter of 2004.

Revenues for the nine months ended September 30, 2005 were $15,762,000, an increase of 44% compared to $10,977,000 for the first nine months of 2004. Net income for the first nine months of 2005 was $729,000, or $0.05 per ordinary share (basic and diluted), compared to a net loss of $(1,435,000), or $(0.11) per ordinary share (basic and diluted), for the first nine months of 2004.

Comments of Management

Commenting on the results, Arnon Toussia-Cohen, President and CEO of RADCOM, said, “The momentum of the past two years intensified during the third quarter, delivering 42% revenue growth year-over-year and an 8% net margin, while boosting our cash and securities above $10 million. The pace of our growth has increased during the past three quarters, driven by our success in penetrating major 3G cellular and VoIP service providers worldwide and our rising strength in the U.S., which contributed approximately half of our sales for the third quarter. As such, we are now positioned as a ‘player’ in the high-potential 3G and VoIP monitoring market segments.

“To strengthen our market position, we have recently combined our two monitoring products into a single platform named Omni-Q. This unique product is designed to provide comprehensive monitoring, troubleshooting and trend analysis to both wireline and wireless providers. In parallel, to meet the anticipated needs of the market, we continue developing our triple-play and next-generation convergence capabilities.”

The following statement is forward-looking in nature, and actual results may differ materially. See below under “Risks Regarding Forward Looking Statements”.

Revenues for the fourth quarter of 2005 are expected to be between $6.3 million and $6.8 million.

A teleconference to discuss the results will be held today, October 31st, at 9:00 a.m. Eastern Time. To participate, please call 1-800-230-1059 from the U.S., or +1-612-332-0932 from international locations, approximately five minutes before the call is scheduled to begin. A replay of the call will be available from 10:20 AM Eastern Time on October 31st until midnight November 7th. To access the replay, please call 1-800-475-6701 from the U.S., or +1-320-365-3844 from international locations, and use the access code 798472.

The conference call can also be accessed online at www.radcom.com.

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RADCOM develops, manufactures, markets and supports innovative network test and service monitoring solutions for communications service providers and equipment vendors. The company specializes in Next Generation Cellular as well as Voice, Data and Video over IP networks. Its solutions are used in the development and installation of network equipment and in the maintenance of operational networks. The company’s products facilitate fault management, network service performance monitoring and analysis, troubleshooting and pre-mediation. For more information, please visit www.RADCOM.com.

Risks Regarding Forward Looking Statements
Certain statements made herein that use the words ``estimate,'' ``project,'' ``intend,'' ``expect”, ''believe`` and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in demand to the Company's products, inability to timely develop and introduce new technologies, products and applications and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.

(Financial tables follow)

RADCOM Ltd.
Consolidated Statements of Operations
(1000's of U.S. dollars, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Sales	5,908	4,155	15,762	10,977
Cost of sales	2,009	1,294	5,201	3,515
Gross profit	3,899	2,861	10,561	7,462

Research and development, gross	1,459	1,355	4,290	3,856
Less - royalty-bearing participation	450	400	1,334	1,302
Research and development, net	1,009	955	2,956	2,554
Sales and marketing	2,064	1,693	5,800	5,099
General and administrative	403	421	1,236	1,292
Total operating expenses	3,476	3,069	9,992	8,945
Operating income (loss)	423	(208)	569	(1,483)
Financing income, net	69	24	160	48
Net income (loss)	492	(184)	729	(1,435)
Basic net income (loss) per ordinary share	0.03	(0.01)	0.05	(0.11)
Diluted net income (loss) per ordinary share	0.03	(0.01)	0.05	(0.11)
Weighted average number of ordinary shares used in computing basic net income (loss) per ordinary share	14,822,308	14,400,680	14,634,873	13,130,849
Weighted average number of ordinary shares used in computing diluted net income (loss) per ordinary share	16,154,640	14,400,680	16,152,875	13,130,849

(Additional table to follow)

RADCOM Ltd.
Consolidated Balance Sheets
(1000's of U.S. dollars)

	As of	As of
	September 30, 2005	December 31, 2004
Current Assets	(unaudited)	(unaudited)
Cash and cash equivalents	9,150	6,558
Marketable securities	1,000	1,992
Trade receivables, net	5,893	5,341
Inventories	2,239	2,400
Other current assets	538	880
Total Current Assets	18,820	17,171

Assets held for severance benefits	1,854	1,784

Property and equipment, net	1,146	1,174

Total Assets	21,820	20,129

Liabilities and Shareholders' Equity
Current Liabilities
Trade payables	1,795	2,027
Current deferred revenue	1,247	889
Other payables and accrued expenses	3,690	4,204
Total Current Liabilities	6,732	7,120

Long-Term Liabilities
Long-term deferred revenue	1,217	583
Liability for employees’ severance pay benefits	2,427	2,402
Total Long-Term Liabilities	3,644	2,985

Total Liabilities	10,376	10,105

Shareholders' Equity
Share capital	105	101
Additional paid-in capital	44,383	43,698
Accumulated other comprehensive loss	(11)	(13)
Accumulated deficit	(33,033)	(33,762)
Total Shareholders' Equity	11,444	10,024

Total Liabilities and Shareholders' Equity	21,820	20,129